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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report): June 22, 2007

DEEP WELL OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-24012	13-3087510
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

10117 Jasper Avenue, Suite 510, Edmonton, Alberta, Canada	T5J 1W8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (780) 409-8144

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

Effective on June 22, 2007, pursuant to a subscription agreement dated June 21, 2007, we closed a private placement to one investor of an aggregate of 8,333,333 units at a price of US$0.60 per unit, for total gross proceeds of US$5,000,000. Each unit is comprised of one common share (“Common Share”), one Common Share purchase warrant (“Whole Warrant”) and another twelve one-hundredths Common Share purchase warrant (“Special Warrant”). Each Whole Warrant entitles the holder to purchase one additional Common Share at a price of US$0.90 per Common Share for a period of three years from the date of closing. Each Special Warrant entitles the holder to purchase a Common Share at a price of US$1.20 for a period of five years from the date of closing. The exercise price of the Whole Warrants and the Special Warrants will be adjusted from time to time upon the occurrence of certain events, as provided in the warrants. The Whole Warrants expire on June 22, 2010 and the Special Warrants expire on June 22, 2012. The units were issued pursuant to Regulation S under the Securities Act of 1933, as amended (the “1933 Act”).

The subscription agreement provides the holder of the units will have “piggy back” registration rights if we file a registration statement under the 1933 Act in connection with an offering of our securities.

In connection with the private placement, a finder’s fee of US$300,000 was paid to Cambridge Strategies Inc., resulting in total net proceeds to our company from the private placement of US$4,700,000.

The foregoing summary is qualified in its entirety by the terms of the Subscription Agreement and Warrant, which is filed herewith as Exhibits 4.1 and 4.2.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” of this report is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements

Not Applicable.

(d) Exhibits to subject matter reported on this Form 8-K

Exhibit No.	Description
4.1	Form of Subscription Agreement for private placement of units

4.2	Form of Warrant

4.3	Form of Special Warrant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEEP WELL OIL & GAS, INC.

Date: July 3, 2007	By:	/s/ Horst A. Schmid
Dr. Horst A. Schmid
Chairman and CEO